Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 7, 2014, by and between Acadia Management Company, Inc., a Delaware corporation (the “Company”), and Joey A. Jacobs (“Executive”).

WHEREAS, the Company and the Executive are a party to that certain Employment Agreement, dated as of January 31, 2011 (the “Original Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend and restate the Original Employment Agreement as provided herein, effective as of the date hereof;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment; Employment Period. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending on the date on which Executive’s employment is terminated pursuant to Section 4 hereof (the “Employment Period”). The place of employment of Executive shall be the principal executive offices and corporate headquarters of the Company and Acadia Healthcare Company, Inc., a Delaware corporation (“Acadia”), which, during the Employment Period, shall be located in Williamson County, Tennessee.

2. Position and Duties.

(a) Position; Responsibilities. During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company and shall have the normal duties, responsibilities, functions and authority of a chief executive officer, subject to the power and authority of the board of directors (the “Board”) of Acadia, to expand or limit such duties, responsibilities, functions and authority within the scope of duties, responsibilities, functions and authority associated with the position of Chief Executive Officer and to overrule actions of officers of the Company. During the Employment Period, Executive shall be Chairman of the Board.

(b) Reporting; Performance of Duties. Executive shall report to the Board and devote his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Acadia and the Subsidiaries. So long as Executive is employed by the Company, Executive shall not, without the prior written consent or approval of the Board, perform other services for compensation. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of for-profit companies or businesses which are not directly competitive with the Company or any Subsidiary (provided that the prior written consent of the Board shall not be required for Executive to serve as a member of the boards of directors or advisory boards (or their equivalents) of the companies listed on Schedule 2(b)), (ii) engaging in charitable activities and community affairs (including serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of not-for-profit, charitable or community organizations which are not directly competitive with the Company or any Subsidiary); provided, however, the activities set out in clauses (i) and (ii) above shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder. For the avoidance of doubt, so long as Executive is employed by the Company, Executive shall not provide any services to any company or business that is directly competitive with Acadia or the Subsidiaries (whether for-profit or not-for-profit) without the prior written consent of the Board.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, Executive’s base salary shall be $1,000,000 per annum, subject to increase by the Board or Acadia’s Compensation Committee (the “Compensation Committee”) in its sole discretion on an annual basis (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (as in effect from time to time). The Base Salary for any partial year during the Employment Period will be based upon the actual number of days elapsed in such year.

(b) Business Expenses. During the Employment Period, the Company shall reimburse Executive in the calendar year in which they are incurred for all reasonable out-of-pocket business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) Bonus. In addition to the Base Salary, during each calendar year of the Employment Period beginning with the year ending December 31, 2014, Executive will be eligible to earn a target annual cash bonus of not less than 110% of the Base Salary and up to a maximum cash bonus equal to two (2) times the target annual cash bonus for such year, if and only if Executive, Acadia and the Subsidiaries achieve the performance criteria specified by the Board or the Compensation Committee for such year, as determined by the Board or the Compensation Committee in its sole discretion. Unless otherwise agreed to by Executive, any such bonus amount for any year shall be earned (if awarded) on the last day of such year and paid by the Company in the calendar year following the calendar year to which such bonus has been earned and no later than the earlier of (x) the date that is ten (10) business days after the Company’s receipt of its audited financial statements for the calendar year with respect to which such bonus has been earned and (y) December 31 of the calendar year following such year with respect to which such bonus has been earned.

(d) Long-Term Incentive Compensation. Executive will be entitled to a long-term incentive award in 2014 that will have a value equal to not less than 340% of the Base Salary (such value to be determined on the same basis as the Committee values such awards generally) and shall be in a form and on terms consistent with the long-term incentive awards for other senior executives of the Company granted in 2014. Thereafter, the Executive shall be eligible for annual grants of equity awards or other long-term incentive awards in amounts as determined by the Committee and on terms and conditions comparable to the Company’s other senior executives.

(e) Benefits. In addition to (but without duplication of) the Base Salary and any bonuses payable to Executive pursuant to this Section 3, Executive shall be entitled to participate at his sole discretion in all of the Company’s employee benefit programs for which senior executive employees of the Company are generally eligible.

4. Termination.

(a) Termination. The Employment Period shall terminate automatically and immediately upon Executive’s resignation for any reason (whether with Good Reason or without Good Reason), Executive’s death or becoming Disabled, or upon the termination of Executive’s employment by the Company (through action by the Board) for any reason (whether for Cause or without Cause). The date on which Executive ceases to be employed by the Company is referred to herein as the “Termination Date.”

(b) Termination without Cause or with Good Reason. If the Employment Period is terminated by the Company without Cause or by Executive with Good Reason, then Executive shall be entitled to receive:

(i) Executive’s unpaid Base Salary through the Termination Date (payable in accordance with Section 3(a));

(ii) an amount equal to the actual annual cash bonus amount to which Executive would be entitled under Section 3(c) with respect to the calendar year in which the Termination Date occurs, determined based on achievement of the performance objectives specified in Executive’s bonus plan for such year, as determined by the Board or the Compensation Committee in its sole discretion (provided such discretion would not have resulted in the payment failing to be considered performance-based compensation under Code Section 162(m) if the Executive were a covered employee), which amount shall be prorated based on the actual number of days elapsed in such year prior to the Termination Date (payable at the same time it would have been paid pursuant to Section 3(c));

(iii) an amount equal to three (3) times the target annual cash bonus amount to which Executive would be entitled under Section 3(c) with respect to the calendar year in which the Termination Date occurs, determined as if Executive, Acadia and the Subsidiaries have achieved all of the performance objectives specified in Executive’s bonus plan for such year at the target level, whether or not such objectives actually have been achieved as of the Termination Date (payable in a lump sum within ten (10) business days after the Termination Date);

(iv) an amount equal to thirty-six (36) months of Executive’s Base Salary as in effect on the Termination Date (such 36-month period, the “Severance Period”), (payable in a lump sum within ten (10) business days after the Termination Date);

(v) payment in respect of any unused paid time off and sick pay of Executive in such amounts as have accrued as of the Termination Date in accordance with the Company’s policies with respect thereto as in effect during the Employment Period, and reimbursement of any business expenses incurred by Executive but not reimbursed prior to the Termination Date in accordance with and reimbursable under the terms of the Company’s policies with respect thereto as in effect on the Termination Date (in each case, payable in a lump sum within ten (10) business days after the Termination Date);

(vi) an amount equal to the cost of the premiums for continued health and dental insurance for Executive and/or Executive’s dependents in accordance with the Consolidated Budget Reconciliation Act of 1985 (“COBRA”) for the period commencing on the Termination Date and ending on the date on which the Severance Period expires (payable in monthly installments during and concurrently with Executive’s COBRA period); provided that if Executive’s COBRA period is terminated or expires prior to expiration of the Severance Period, then Executive shall be entitled to continue to receive an amount equal to the cost of the premiums for continued health and dental insurance for Executive and/or Executive’s dependents in accordance with COBRA (assuming such continued insurance coverage remained available at the same monthly cost) for the period commencing on the date of such termination or expiration and ending on the date on which the Severance Period expires;

(vii) cause each stock option of Executive, to the extent that it shall not otherwise have become vested and exercisable, to automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement; and

(viii) cause each restricted stock or other equity-based award of Executive, to the extent that it shall not otherwise have become vested and exercisable, to automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement, and all forfeiture and transfer restrictions thereon shall lapse. Notwithstanding the above, in the case of an equity-based incentive other than an option or stock appreciation right (e.g., a grant of performance-based shares) where such incentive was intended to qualify as performance-based compensation under Code Section 162(m), the forfeiture restrictions related to pre-established goals shall not lapse until the results of the related goals have been determined and certified by the Compensation Committee.

Notwithstanding the foregoing, Executive shall be entitled to receive such payments only so long as Executive has not breached any of the provisions of Sections 5, 6 and 7 hereof.

Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall be made on the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive and (ii) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence (whether they otherwise would have been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In addition, if Executive is a “specified employee,” to the extent that welfare benefits to be provided to Executive pursuant to this Agreement are not “disability pay,” “death benefit” plans or non-taxable medical benefits within the meaning of Treasury Regulation Section 1.409A-1(a)(5) or other benefits not considered nonqualified deferred compensation within the meaning of that regulation, such provision of benefits shall be delayed until the end of the Delay Period. Notwithstanding the foregoing, to the extent that the previous sentence applies to the provision of any ongoing health or welfare benefits that would not be required to be delayed if the premiums were paid by Executive, Executive shall pay the full cost of the premiums for such benefits during the Delay Period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period within ten (10) days after the end of Delay Period.

(c) Termination by Death or Disability. If the Employment Period is terminated due to Executive’s death or becoming Disabled, then Executive (or his estate or beneficiary) shall be entitled to receive:

(i) Executive’s unpaid Base Salary through the Termination Date (payable in accordance with Section 3(a));

(ii) an amount equal to the actual annual cash bonus amount to which Executive would be entitled under Section 3(c) with respect to the calendar year in which the Termination Date occurs, determined based on achievement of the performance objectives specified in Executive’s bonus plan for such year, as determined by the Board or the Compensation Committee in its sole discretion, which amount shall be prorated based on the actual number of days elapsed in such year prior to the Termination Date (payable at the same time it would have been paid pursuant to Section 3(c));

(iii) payment in respect of any unused paid time off and sick pay of Executive in such amounts as have accrued as of the Termination Date in accordance with the Company’s policies with respect thereto as in effect during the Employment Period, and reimbursement of any business expenses incurred by Executive but not reimbursed prior to the Termination Date in accordance with and reimbursable under the terms of the Company’s policies with respect thereto as in effect on the Termination Date (in each case, payable in a lump sum within ten (10) business days after the Termination Date);

(iv) an amount equal to the cost of the premiums for continued health and dental insurance for Executive and/or Executive’s dependents in accordance with COBRA for the period commencing on the Termination Date and ending on the earliest of (A) the date on which Executive’s COBRA period terminates or expires, (B) six (6) months after the Termination Date, and (C) the date on which Executive becomes eligible for long-term disability benefits under any long-term disability program sponsored by the Company (payable in monthly installments during and concurrently with Executive’s COBRA period); provided that if Executive’s COBRA period is terminated prior to expiration of the period commencing on the Termination Date and ending on the earlier of (I) the date on which Executive becomes eligible for long-term disability benefits under any long-term disability program sponsored by the

Company, and (II) six (6) months after the Termination Date (such period, the “Disability Severance Period”), then Executive shall be entitled to continue to receive an amount equal to the cost of the premiums for continued health and dental insurance for Executive and/or Executive’s dependents in accordance with COBRA (assuming such continued insurance coverage remained available at the same monthly cost) payable in monthly installments during the period commencing on the date of such termination or expiration and ending on the date on which the Disability Severance Period expires;

(v) cause each stock option of Executive, to the extent that it shall not otherwise have become vested and exercisable, to automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement; and

(vi) cause each restricted stock or other equity-based award of Executive, to the extent that it shall not otherwise have become vested and exercisable, to automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement, and all forfeiture and transfer restrictions thereon shall lapse. Notwithstanding the above, in the case of an equity-based incentive other than an option or stock appreciation right (e.g., a grant of performance-based shares) where such incentive was intended to qualify as performance-based compensation under Code Section 162(m), the forfeiture restrictions related to pre-established goals shall not lapse until the results of the related goals have been determined and certified by the Compensation Committee.

In addition, if the Employment Period is terminated due to Executive’s becoming Disabled (but, for the avoidance of doubt, not due to his death), then Executive (or his estate or beneficiary) shall be entitled to receive, during the Disability Severance Period, continued installment payments of Executive’s Base Salary as in effect on the Termination Date, which shall be payable over the Disability Severance Period in regular installments in accordance with the Company’s general payroll practices as in effect on the Termination Date, but in no event less frequently than monthly.

(d) Other Termination. If the Employment Period is terminated (i) by the Company for Cause, or (ii) by Executive’s resignation without Good Reason, then the Company shall pay Executive (A) Executive’s unpaid Base Salary through the Termination Date (payable in accordance with Section 3(a)) and (B) any bonus amount under Section 3(c) to which Executive is entitled determined by reference to the calendar year that ended on or prior to the Termination Date (payable at the same time it would have been paid pursuant to Section 3(c)).

(e) Interest. Without limiting the rights of Executive at law or in equity, if the Company fails to make any payment required to be made hereunder on a timely basis, the Company will pay interest on the amount thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

(f) Continuation of Benefits. Upon any termination of employment, whether voluntary or otherwise, Executive shall have the option to elect health insurance coverage for himself, his spouse and his eligible dependents during the period commencing on the end of the statutory COBRA period, if any (provided that Executive validly elected COBRA continuation coverage), until the earliest of the date on which Executive (A) is eligible to participate in another health benefit plan (including, without limitation, a plan sponsored by a then current or former employer of Executive’s or Executive’s spouse, other than a plan that provides for “excepted benefits” as defined under section 733(c) of the Employee Retirement Income Security Act of 1974) or (B) becomes eligible for Medicare. Such coverage will be provided for by the Company (or any successor to the Company, whether by operation of law or otherwise) in accordance with applicable law, and Executive shall pay premiums consistent with other senior executive employees of the Company (or any successor to the Company, whether by operation of law or otherwise). Executive agrees to take all required actions and provide any requested personal medical history and information, in accordance with the applicable policy application and medical underwriting process.

(g) No Mitigation. Executive is under no obligation to mitigate damages or the amount of any payment provided for under this Section 4 by seeking other employment or otherwise.

(h) Right of Offset. The Company may offset any bona fide obligations that Executive owes Acadia or any of the Subsidiaries (which for the avoidance of doubt shall not include any unliquidated obligations or obligations to the extent Executive disputes in good faith the nature or amount thereof) against any amounts the Company or any of the Subsidiaries owes Executive hereunder; provided that, notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Code Section 409A.

(i) Section 409A Compliance.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall Acadia or any of the Subsidiaries be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Employment Period” or like terms shall mean “separation from service.”

(iii) All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive (provided that if any such reimbursements constitute taxable income to Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(iv) For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(v) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within fifteen (15) days following the Termination Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

5. Confidential Information.

(a) Protection of Confidential Information. Executive acknowledges that the continued success of Acadia and the Subsidiaries depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted broadly to include, without limitation, all information that is (i) related to Acadia’s or the Subsidiaries’ (including any of their predecessors’ prior to being acquired by the Company) current or potential business and (ii) is not generally or publicly known (including, without specific limitation, the information, observations and data concerning (A) acquisition opportunities in or reasonably related to Acadia’s or the Subsidiaries’ business or industry, (B) identities and requirements of, contractual arrangements with and other information regarding Acadia’s or the Subsidiaries’ employees (including personnel files and other information), suppliers, distributors, customers, independent contractors, third-party payors, providers or other business relations and their confidential information, including, without limitation, patient records, medical histories and other information concerning patients (including, without limitation, all “Protected Health Information” within the meaning of the Health Insurance Portability and Accountability Act), and (C) internal business information and intellectual property of every kind and description of Acadia and the Subsidiaries). Executive agrees that during the Employment Period and for five (5) years thereafter, he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information, whether or not developed by Executive, without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) was known to Executive prior to the negotiation of this Agreement or the Employment Period from a source (other than Acadia, the Subsidiaries or any of their respective agents) that, to the knowledge of Executive, was not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to Acadia or any of the Subsidiaries, (ii) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (iii) is required to be disclosed pursuant to any applicable law or court order.

(b) Use of Others’ Confidential Information. During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality. If at any time during his employment with the Company, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, then Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

(c) Third-Party Information. Executive understands that Acadia and the Subsidiaries will receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on Acadia’s and the Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third-Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Acadia or the Subsidiaries who need to know such information in connection with their work for Acadia or the Subsidiaries) or use, except in connection with his work for Acadia or the Subsidiaries, Third-Party Information unless expressly authorized by the Board in writing.

6. Ownership of Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Acadia’s or the Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed, contributed to, made or reduced to practice by Executive (whether alone or jointly with others) while employed by Acadia or the Subsidiaries after the date of this Agreement, including any of the foregoing that constitutes any proprietary information or records (“Work Product”), belong to Acadia or such Subsidiary. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” to the maximum extent permitted under copyright laws, and Acadia or such Subsidiary shall own all rights therein. To the extent any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to Acadia or such Subsidiary all right, title and interest, including, without limitation, copyright, in and to such copyrightable work. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership by Acadia or such Subsidiary (including, without limitation, execution and delivery of assignments, consents, powers of attorney and other instruments).

7. Non-Compete; Non-Solicit.

(a) Non-Compete. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company he has and shall become familiar with Acadia’s and the Subsidiaries’ trade secrets and with other Confidential Information concerning Acadia and the Subsidiaries and that his services have been and shall be of special, unique and extraordinary value to Acadia and the Subsidiaries, and, therefore, Executive agrees that, during the Employment Period and for a period thereafter of thirty-six (36) months (the “Noncompete Period”), he shall not (i) directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business that derives at least 25% of its gross revenue from the business of providing behavioral healthcare and/or related services or (ii) directly or indirectly manage, control, participate in, consult with or render services specifically with respect to any unit, division, segment or subsidiary of any other business that engages in or otherwise competes with (or was organized for the purpose of engaging in or competing with) the business of providing behavioral healthcare and/or related services (provided that, this clause (ii) shall not be construed to prohibit Executive from directly or indirectly owning any interest in, managing, controlling, participating in, consulting with, rendering services for, or in any manner engaging in any business activities with or for such business generally and, for the avoidance of doubt, not specifically with respect to such unit, division, segment or subsidiary), in each case, within any geographical area in which Acadia and the Subsidiaries engage in such businesses; provided that Executive shall not be subject to the restrictions set forth in this Section 7(a) if the Employment Period is terminated by the Company without Cause or by Executive with Good Reason and for so long as the Company is in breach of its obligations under Section 4(b) and such breach is not the subject of a good faith dispute between the Company and Executive. For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) Non-Solicit. During the Employment Period and for a period thereafter of thirty-six (36) months (the “Nonsolicit Period”), Executive shall not directly or indirectly through another Person (other than on behalf of Acadia and the Subsidiaries) (i) induce or attempt to induce any employee or independent contractor of Acadia or the Subsidiaries to leave the employ or services of Acadia or the Subsidiaries, or in any way interfere with the relationship between Acadia and the Subsidiaries and any employee or independent contractor thereof, (ii) hire or seek any business affiliation with any person who was an employee or independent contractor of Acadia or the Subsidiaries at any time during the twelve (12) months prior to the Termination Date or (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Acadia or any Subsidiary to cease doing business with Acadia or such Subsidiary or interfere with the relationship between any such customer, supplier, licensor or other business relation and Acadia or any Subsidiary; provided that Executive shall not be subject to the restrictions set forth in this Section 7(b) if the Employment Period is terminated by the Company without Cause or by Executive with Good Reason and for so long as the Company is in breach of its obligations under Section 4(b) and such breach is not the subject of a good faith dispute between the Company and Executive.

(c) Non-Disparagement. Without limiting any other obligation of Executive pursuant to this Agreement, Executive hereby covenants and agrees that, except as may be required by applicable law, Executive shall not make any statement, written or verbal, in any forum or media, or take any other action in disparagement of Acadia or any of its

Subsidiaries, during the Employment Period and for a period of five (5) years thereafter (the “Non-Disparagement Period”). Without limiting any other obligation of Acadia and its subsidiaries pursuant to this Agreement, Acadia hereby covenants and agrees that, except as may be required by applicable law, Acadia shall cause its executive officers and members of its board of directors not to make any statement, written or verbal, in any forum or media, or take any other action in disparagement of Executive, during the Employment Period and the Non-Disparagement Period.

(d) Blue-Pencil. If, at the time of enforcement of Section 5 or 6 or this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Executive hereby acknowledges and represents that he has either consulted with independent legal counsel regarding his rights and obligations under this Agreement or knowingly and voluntarily waived the opportunity to do so and that he fully understands the terms and conditions contained herein.

(e) Additional Acknowledgments. Executive acknowledges that the provisions of Sections 5 and 6 and this Section 7 are in consideration of Executive’s employment with the Company and other good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Sections 5 and 6 and this Section 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (x) that the business of Acadia and the Subsidiaries will be conducted throughout the United States and its territories and beyond, (y) notwithstanding the state of organization or principal office of Acadia or any of the Subsidiaries or facilities, or any of their respective executives or employees (including Executive), it is expected that Acadia and the Subsidiaries will have business activities and have valuable business relationships within its industry throughout the United States and its territories and beyond, and (z) as part of Executive’s responsibilities, Executive will be traveling throughout the United States and other jurisdictions where Acadia and the Subsidiaries conduct business during the Employment Period in furtherance of the Company’s business relationships. Executive agrees and acknowledges that the potential harm to Acadia and the Subsidiaries of the non-enforcement of any provision of Sections 5 and 6 and this Section 7 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and either consulted with legal counsel of Executive’s choosing regarding its contents or knowingly and voluntarily waived the opportunity to do so, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of Acadia and the Subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, duration and geographical area.

(f) Specific Performance. In the event of the breach or a threatened breach by Executive of any of the provisions of Section 5 or 6 or this Section 7, Acadia and the Subsidiaries would suffer irreparable harm and that money damages would not be a sufficient remedy and, in addition and supplementary to other rights and remedies existing in its favor whether under this Agreement or under any other agreement, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 7, the Noncompete Period or the Nonsolicit Period, as applicable, shall be tolled until such breach or violation has been duly cured.

8. Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) except as previously disclosed to the Company in writing (a copy of each such agreement having been provided to the Company prior to the date hereof or being publicly available on EDGAR as of the date hereof), Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, (c) except as previously disclosed to the Company in writing, Executive took nothing with him which belonged to any former employer when Executive left his prior position and Executive has nothing that contains any information which belongs to any former employer, in either case which would reasonably be likely to result in any liability to Acadia or any Subsidiary, and (d) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has either consulted with independent legal counsel regarding his rights and obligations under this Agreement or knowingly and voluntarily waived the opportunity to do so and that he fully understands the terms and conditions contained herein.

9. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” shall mean with respect to Executive one or more of the following: (i) the conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude or the conviction of any crime involving misappropriation, embezzlement or fraud with respect to Acadia or any of the Subsidiaries or any of their customers, suppliers or other business relations, (ii) conduct outside the scope of Executive’s duties and responsibilities under this Agreement that causes Acadia or any of the Subsidiaries substantial public disgrace or disrepute or economic harm, (iii) repeated failure to perform duties consistent with this Agreement as reasonably directed by the Board, (iv) any act or knowing omission aiding or abetting a competitor, supplier or customer of Acadia or any of the Subsidiaries to the disadvantage or detriment of Acadia and the Subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to Acadia or any of the Subsidiaries, (vi) an administrative or other proceeding results in the suspension or debarment of Executive from participation in any contracts with, or programs of, the United States or any of the fifty states or any agency or department thereof, or (vii) any other material breach by Executive of this Agreement or any other agreement between Executive and Acadia or any of the Subsidiaries, which is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to Executive.

“Change in Control” means the occurrence of one or more of the following events:

(a) the acquisition by any one person, or more than one person acting as a group (other than any person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of Acadia prior to such acquisition) of stock of Acadia that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Acadia or the Company, as applicable;

(b) during any twelve-month period, the date individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this “Change in Control” definition or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by Acadia’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the twelve-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c) within any twelve-month period, the acquisition by any one person, or more than one person acting as a group, of ownership of stock of Acadia possessing thirty percent (30%) or more of the total voting power of the stock of Acadia; or

(d) within any twelve-month period, the acquisition by any one person, or more than one person acting as a group, of the assets of Acadia that have a total gross fair market value of forty percent (40%) or more of the total gross fair market value of all of the assets of Acadia immediately before such acquisition or acquisitions; provided, however, that transfers to the following entities or person(s) shall not be deemed to result in a Change in Control under this subsection (d):

(I) an entity that is controlled by the shareholders of Acadia immediately after the transfer;

(ii) a shareholder (determined immediately before the asset transfer) of Acadia in exchange for or with respect to its stock;

(iii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Acadia;

(iv) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Acadia; or

(v) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the above subsection (d) (IV).

Notwithstanding the foregoing, a merger or consolidation effected to implement a recapitalization of Acadia (or similar transaction) in which no person (other than Acadia, any trustee or other fiduciary holding securities under any employee benefit plan of Acadia, or any company owned, directly or indirectly, by the shareholders of Acadia in substantially the same proportions as their ownership of shares of Acadia) acquires more than 50% of the combined voting power of the Company’s then-outstanding securities shall not constitute a Change in Control of Acadia. For purposes of this Agreement, “person” shall have the same meaning as in Sections 13(d) and 14(d) of the Exchange Act; and persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Acadia.

“Disabled” shall mean with respect to Executive that, as a result of his incapacity due to physical or mental illness, Executive is considered disabled under the Company’s long-term disability insurance plans or, in the absence of such plans, Executive is unable to perform the essential duties, responsibilities and functions of his position with the Company as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by Acadia and the Subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Board in its good faith judgment. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become Disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean if Executive resigns his employment with the Company as a result of one or more of the following actions (in each case taken without Executive’s written consent): (i) a reduction in Executive’s Base Salary (other than as part of an across-the-board reduction that (A) results in a 10% or less reduction of Executive’s Base Salary as in effect on the date of any such reduction or (B) is approved by the Chief Executive Officer of the Company), (ii) a material diminution of Executive’s job duties or responsibilities inconsistent with Executive’s position, which shall include, without limitation, Executive’s removal from the position specified in Section 2(a) or the Company’s hiring an individual at an equivalent or senior level to Executive to perform substantially the same duties and responsibilities set forth in Section 2(a)); (iii) any other material breach by the Company or Acadia (or their successors) of this Agreement; or (iv) a relocation of the Company’s and Acadia’s principal executive offices and corporate headquarters outside of a thirty (30) mile radius of Nashville, Tennessee; provided that, none of the events described in clauses (i) through (iv) above shall constitute Good Reason unless Executive shall have notified the Company and/or Acadia in writing describing the event which constitutes Good Reason within ninety (90) days after the occurrence of such event and then only if the Company and/or Acadia and the Subsidiaries shall have failed to cure such event within thirty (30) days after the Company’s and/or Acadia’s receipt of such written notice and Executive elects to terminate his employment as a result at the end of such thirty (30) day period.

“Person” shall mean an individual, a partnership, a corporation (whether or not for profit), a limited liability company, an association, a joint stock company, a trust, a joint venture, or other business entity, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Acadia or of which Acadia serves as the managing member or in a similar capacity or of which Acadia holds a majority of the partnership or limited liability company or similar interests or is otherwise entitled to receive a majority of distributions made by it, in each case directly or through one or more Subsidiaries.

10. Survival. Except as otherwise provided in Section 4(d), Sections 4 through 27 (other than Section 22) shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be personally delivered, sent by facsimile (with hard copy to follow), sent by reputable overnight courier service, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive: Joey A. Jacobs

[REDACTED]

with copies (which shall not constitute notice) to:

Acadia Healthcare Company, Inc.

830 Crescent Centre Drive, Suite 610

Franklin, TN 37067

Attention: General Counsel

Facsimile: (615) 261-9685

Notices to the Company:

Acadia Healthcare Company, Inc.

830 Crescent Centre Drive, Suite 610

Franklin, TN 37067

Attention: Board of Directors

Facsimile: (615) 261-9685

with copies (which shall not constitute notice) to:

Acadia Healthcare Company, Inc.

830 Crescent Centre Drive, Suite 610

Franklin, TN 37067

Attention: General Counsel

Facsimile: (615) 261-9685

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent by facsimile (subject to automatic proof of transmission), one day after being sent by overnight courier or three days after being mailed by first class mail, return receipt requested, as applicable.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties with respect to, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to, the subject matter hereof in any way, including, without limitation, the Original Employment Agreement, and any prior employment agreement, by and between Executive and Acadia or any of the Subsidiaries.

14. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or by electronic transmission in portable document format (pdf) or comparable electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. Successors and Assigns. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder; provided that (i) this Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees (but otherwise will not otherwise be assignable, transferable or delegable by Executive), and (ii) this Agreement will be assignable, transferable or delegable by the Company, without the consent of Executive, to Acadia or any of the Subsidiaries or to any successor (whether direct or indirect, in whatever form of transaction) to all or substantially all of the business or assets of the Company or Acadia or the Subsidiaries (none of which shall constitute a termination of Executive’s employment hereunder).

17. Choice of Law and Forum. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties agree that any dispute arising out of or relating to this Agreement, exclusively shall be brought in the state courts located in Williamson County, Tennessee or the United States District Court for the Middle District of Tennessee. Each party hereby waives any objection to the personal or subject matter jurisdiction and venue of such courts.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

20. Indemnification and Reimbursement of Payments on Behalf of Executive. Acadia and the Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Acadia or any of the Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from Acadia or any of the Subsidiaries or Executive’s ownership interest in Acadia or any of the Subsidiaries (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity), as may be required to be deducted or withheld by any applicable law or regulation. In the event Acadia or any of the Subsidiaries does not make such deductions or withholdings, Executive shall indemnify Acadia and the Subsidiaries for any amounts paid with respect to any such Taxes, together (if such failure to withhold was at the written direction of Executive or if Executive was informed in writing by Acadia or such Subsidiary that such deductions or withholdings were not made) with any interest, penalties and related expenses thereto.

21. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

22. Opportunity. During the Employment Period, Executive shall submit to the Board all investment or business opportunities of which he becomes aware and which are within the scope and investment objectives of Acadia or any of the Subsidiaries.

23. Executive’s Cooperation. During the Employment Period and for a period of six (6) months thereafter, Executive shall cooperate with Acadia and the Subsidiaries in any internal investigation or administrative, regulatory or judicial investigation or proceeding or any dispute with any third party as reasonably requested by Acadia or the Subsidiaries (including, without limitation, Executive being available to Acadia and the Subsidiaries upon reasonable notice for interviews and factual investigations, appearing at Acadia’s or any of the Subsidiaries’ request to give testimony without requiring service of a subpoena or other legal process, volunteering Acadia and the Subsidiaries all pertinent information and turning over to Acadia and the

Subsidiaries all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments), all at Acadia’s or the Subsidiaries’ sole cost and expense. After such six (6) month period, if Executive is requested to engage or participate in any of the foregoing, then Executive will do so and Acadia or the Subsidiaries shall compensate Executive for his time at an hourly rate of $250/hour.

24. Delivery by Facsimile or PDF. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in pdf, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

25. Indemnification and Directors and Officers Insurance.

(a) During the Employment Period and for a period of six (6) years thereafter, the Company shall, to the fullest extent permitted under applicable law, indemnify and hold harmless Executive against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the date hereof), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent of the Company (or Acadia or any Subsidiary). In the event of any such claim, action, suit, proceeding or investigation, (i) the Company shall pay the reasonable fees and expenses of counsel selected by Executive promptly after statements therefor are received, (ii) neither the Company, Acadia nor any Subsidiary shall settle, compromise or consent to the entry of any judgment in any pending or threatened action to which Executive is a party (and in respect of which indemnification could be sought by Executive hereunder), unless such settlement, compromise or consent includes an unconditional release of Executive from all liability arising out of such action, or Executive otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed), and (iii) the Company, Acadia and the applicable Subsidiaries shall cooperate in the defense of any such matter. In the event that any claim for indemnification is asserted or made within the Employment Period or the six (6) year period thereafter, all rights of Executive to indemnification in respect of such claim shall continue until the final disposition of such claim. The rights of Executive under this Section 25(a) shall be in addition to any rights Executive may have under the organizational documents of the Company, Acadia or any Subsidiary, under any law, or under any agreement of Executive with the Company, Acadia or any Subsidiary.

(b) During the Employment Period and for a period of six (6) years thereafter, the Company, or any successor to the Company, shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Executive in the same or greater amount as for members of the Board.

26. Legal Fees and Expenses. In the event any litigation or other court action, arbitration or similar adjudicatory proceeding (a “Proceeding”) is commenced or threatened by any party hereto (the “Claiming Party”) to enforce its rights under this Agreement against any other party hereto (the “Defending Party”), if the Defending Party is the prevailing party in such Proceeding, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the Defending Party in such Proceeding, will be reimbursed by the Claiming Party, and, if the Claiming Party is the prevailing party in such Proceeding, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the Claiming Party in such Proceeding, will be reimbursed by the Defending Party; provided that if the Defending Party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by the Claiming Party and the Defending Party on an equitable basis. For purposes of this Section 26, and without limiting the generality of the foregoing, the Defending Party will be deemed to have prevailed in any Proceeding if the Claiming Party commences or threatens such Proceeding and (i) the underlying claim(s) in such Proceeding are subsequently dropped or dismissed, or (ii) the Defending Party defeats any such claim(s).

27. Acadia Guarantee. Acadia unconditionally guarantees and promises to pay and perform, upon Executive’s demand following a default by the Company, any and all obligations of the Company from time to time owed to Executive under this Agreement, subject to any applicable cure period. Acadia further agrees that if the Company shall fail to fulfill any of its obligations under this Agreement, Acadia will perform the same on demand as a principal obligor, and not as a surety. This is a continuing guarantee of the obligations and may not be revoked and shall not otherwise terminate unless and until the obligations of the Company have been paid and performed in full. Acadia represents and warrants that it will receive a substantial benefit from Company’s employment of Executive, which employment gives rise to the obligations of the Company under this Agreement. Acadia acknowledges that Executive would not execute this Agreement if it did not receive this guarantee.

*        *        *         *        *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

COMPANY:

ACADIA MANAGEMENT COMPANY, INC.

By:	/s/ Christopher L. Howard
	Name:	Christopher L. Howard
	Its:	Vice President and Secretary

EXECUTIVE:

/s/ Joey A. Jacobs
Name: Joey A. Jacobs

ACKNOWLEDGED AND AGREED:

ACADIA HEALTHCARE COMPANY, INC., solely with respect to Sections 7 and 27, as of this 7th day of April, 2014

By:	/s/ Christopher L. Howard
	Name:	Christopher L. Howard
	Its:	Executive Vice President, General Counsel and Secretary

Schedule 2(b)

Other Activities

1.	AmSurg Corp.

20 Burton Hills Blvd.

Suite 500

Nashville, TN 37215

2.	Mental Health Management, Inc.

1593 Spring Hill Road, Suite 610

Vienna, VA 22182

3.	Cumberland Pharmaceuticals, Inc.

2525 West End Avenue

Suite 950

Nashville, TN 37203

4.	Cleartrack Information Network, Inc.

5301 Virginia Way, Suite 110

Brentwood, TN 37027